Exhibit (a)(1)(h)
FORM OF INITIAL REMINDER E-MAIL TO ELIGIBLE EMPLOYEES
     As outlined in an e-mail dated May 11, 2006 and in the documents included with that e-mail, recently enacted Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% tax and interest charges) on stock options that were granted at a discount from the fair market value (“discount options”) and which vest after December 31, 2004.
     Brocade has determined that certain of your stock options may be affected by Section 409A because they were or may have been discount options. Brocade has offered you the opportunity to avoid the Section 409A impact by either amending or canceling (depending on the specific option grant) certain stock options in return for certain cash payments. Note that you must act by June 12, 2006 and accept the offer to avoid the Section 409A impact. All of the details of Brocade’s offer to you are included in the e-mail dated May 11, 2006. For more information on how to participate in the offer you may contact:
Elizabeth Moore
Brocade Communications Systems, Inc.
1745 Technology Drive, San Jose, CA 95110
Phone: (408) 333-5019
FORM OF ADDITIONAL REMINDER E-MAIL TO ELIGIBLE EMPLOYEES
     As outlined in an e-mail dated May 11, 2006 and in the documents included with that e-mail, recently enacted Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% tax and interest charges) on stock options that were granted at a discount from the fair market value (“discount options”) and which vest after December 31, 2004.
     Brocade has determined that certain of your stock options may be affected by Section 409A because they were or may have been discount options. Brocade has offered you the opportunity to avoid the Section 409A impact by either amending or canceling (depending on the specific option grant) certain stock options in return for certain cash payments.
     If you hold eligible pre-August 14, 2003 options that may be cancelled in exchange for payment of the Black-Scholes value of those options, please note that the Averaged Stock Price (as such term is defined in the offer documents) has been determined to be $*****. The number has been incorporated into the Black-Scholes calculator available at [intranet address].
     Note that you must act by June 12, 2006 and accept the offer to avoid the Section 409A impact. All of the details of Brocade’s offer to you are included in the e-mail dated May 11, 2006. For more information on how to participate in the offer you may contact:
Elizabeth Moore
Brocade Communications Systems, Inc.
1745 Technology Drive, San Jose, CA 95110
Phone: (408) 333-5019